ASSIGNMENT

THIS ASSIGNMENT made as of the 17 day of December 2009.

Western Standard Energy Corp. (the "Assignor"), a Nevada Corporation, whose address is 3702 S Virginia Street, Suite G12-401, Reno, NV 89502, for and in consideration of the sum of Eighty Thousand Dollars ($80,000.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby GRANT, BARGAIN, SELL, TRANSFER, ASSIGN, and CONVEY unto **Dan Bauer**, all of its rights, which is one hundred percent (100%) of a one hundred percent (100%) of 8/8ths right, title, interest and estate, in and to the Oil and Gas Leases described in Exhibit "A"; (the "Described Leases") attached hereto and made a part hereof, together with the residue unexpired of the terms of the Described Leases and all the benefits and advantages to be derived therefrom, saving and excepting the royalty accorded to the Lessor in the Described Leases.

The Assignor hereby covenants with the Assignee that notwithstanding any act of the Assignor the said Described Leases are good, valid and subsisting leases, and that the obligations, covenants and payments thereby and therein reserved have been duly paid up to and including the respective expiry dates stated in Exhibit "A" attached hereto and that the covenants and conditions contained in the Described Leases have been duly paid and performed by the Assignor up to the date hereof, and that the Assignor has good right to assign the Described Leases and premises in the manner aforesaid.

The Assignor covenants and agrees to forthwith transfer of record legal title in the Described Leases to the Assignee by recording the Described Leases and this Assignment in the Public Records of Slope County, North Dakota.

This Assignment is made and accepted subject to a letter agreement dated November 29, 2007 between the Assignor and Coastal Petroleum Co., copies of which have been retained by both the Assignor and the Assignee, and to the burdens or encumbrances within said Described Leases or to which it may be subject, which the Assignee hereby assumes.

This Assignment may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

Delivery of an executed copy of this Assignment by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Assignment.

TO HAVE AND TO HOLD said assigned interest unto Assignee, its successors and assigns, subject to all of the express and implied covenants and obligations of the leases and this Assignment.

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          IN WITNESS WHEREOF the parties hereto have executed and delivered this Assignment as at the date first above written.

Assignor:	Western Standard Energy Corp.

/s/ Peter Jenks
By: Peter Jenks, President

Province of Saskatchewan

County of ___________

On this 17th day of December 2009, before me, a Notary Public, personally appeared Peter Jenks, known to me to be the President of Western Standard Energy Corp., that is described in and that executed the within instrument and acknowledged to me that the company executed the same.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this December 17, 2009.

My Commission Expires:	/s/ Linda A. Perry
November 30, 2011	Seal
Linda A. Perry, Notary Public
Saskatchewan

Exhibit A

The following mineral leases within Slope County, North Dakota:

1. That part of US BLM Lease USANDM-90634 which includes the Southwest ¼ of Section 18, Township 136 North Range 100 West, Slope County, North Dakota, and;

2. That part of US BLM Lease USANDM-90634 which includes the North ½ of Section 18 and the West ½ of Section 31, Township 136 North Range 100 West, Slope County, North Dakota.

The rights include all the rights below the bottom of the Tyler formation, expire on January 31, 2011 subject to payment of annual rentals, and have an 80% net revenue interest.

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